News Release

For further information:

Hooper Holmes, Inc.
Joanna Ficklin
Vice President, Marketing
(240) 888-3499

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces $12 Million Extension
to Clinical Study Program
- Management Encouraged with Strong Start to 2016 as Momentum Builds -
OLATHE, Kan., Friday, January 15, 2016 -- Hooper Holmes, Inc. (NYSE MKT: HH) today announced the award of a $12 million multi-year contract extension to one of the Company’s clinical research contracts. Under terms of the contract extension, Hooper Holmes will continue to provide biological sample collection services for this large government clinical study.

Henry Dubois, President and CEO of Hooper Holmes commented, "We are thrilled to have our contract extended and continue this government study. Hooper is well positioned to serve large clinical research studies as a result of our national network of 10,000 local health professionals, which enables the Company to perform high quality collection services to any zip code in the country.”

Mr. Dubois continued, “We ended 2015 with strong momentum and expect fourth quarter revenue to reflect significant year-over-year growth - in line with our expectations. In addition to this contract, we have also booked two new full service wellness program clients. These wins are especially exciting during a time of year that is traditionally slow for new business development. We reiterate our expectation of annual revenue in excess of $42 million with positive EBITDA and operating cash flow in 2016. These contracts reflect building momentum in our business and we are encouraged with how 2016 is starting.”

The Company will report 2015 fourth quarter and full year financial results in March.

About Hooper Holmes

Hooper Holmes mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, employers and brokers, government organizations and academic institutions nationwide. Under the Accountable Health Solutions brand, the Company combines smart technology, healthcare and behavior change expertise to offer comprehensive health and wellness programs that improve health, increase efficiencies and reduce healthcare delivery costs.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to realize the expected benefits from this acquisition and our strategic alliance with Clinical Reference Laboratory; our ability to successfully implement our business strategy and integrate Accountable Health Solutions’ business with ours; our ability to retain and grow our customer base; our ability to recognize operational efficiencies and reduce costs; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility and the financing for this acquisition; and the rate of growth in the Health and Wellness market. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 31, 2015. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.
This press release may constitute a “free writing prospectus” and an “issuer free writing prospectus” as such terms are defined in Rule 405 and Rule 433, respectively, under the Securities Act of 1933, as amended, and relates to the registration statement on Form S-1 filed by the Company on December 17, 2015.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus if you request it from: SM Berger & Company, by email at andrew@smberger.com or by telephone at (216) 464-6400. In addition, you may view the prospectus by clicking on the following hyperlink:
[ http://investor.hooperholmes.com/secfiling.cfm?filingID=741815-15-54&CIK=741815 ].

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